                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Chase Venture Capital Associates, LLC ("CVCA, LLC")(FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Chase Capital Partners
   380 Madison Avenue, 12th Floor
--------------------------------------------------------------------------------
                                    (Street)

   New York             New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   1/1/2000
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Multex.com, Inc. ("MLTX")
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

   3/5/99
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Series C Convertible         Immed.     N/A         Common Stock           26,401        1 for 100      D
Preferred Stock
------------------------------------------------------------------------------------------------------------------------------------
Series D Convertible         Immed.     N/A         Common Stock           16,042        1 for 100      D
Preferred Stock
------------------------------------------------------------------------------------------------------------------------------------
Series E Convertible         Immed.     N/A         Common Stock           18,400        1 for 100      D
Preferred Stock
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Venture Capital Associates, LLC ("CVCA, LLC") became the successor to Chase Venture Capital Associates, LP ("CVCA, LP"), (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of Chase Capital Partners ("CCP"), became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC Manager, LLC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.


Chase Venture Capital Associates, LLC                           2/  /2000
---------------------------------------------            -----------------------
      ** Signature of Reporting Person                            Date

By:
   -------------------------------------------

Title:                              of Chase Capital Partners
      -----------------------------

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Title of
                                                                                                Derivative
                                         Date of Event                         Title and      Securities and   Ownership Form:
 Name and Address of      Designated       Requiring    Issuer Name, Ticker    Amount of     Title and Amount   Direct (D) or
  Reporting Person        Reporter(1)      Statement     or Trading Symbol      Security      of Securities      Indirect (I)
                                                                                                Underlying
                                                                                                Derivative
                                                                                                Securities
-------------------------------------------------------------------------------------------------------------------------------
John R. Baron           Chase Venture      January 1,     Multex.com, Inc.         N/A         See Table II           I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt       Chase Venture      January 1,     Multex.com, Inc.         N/A         See Table II           I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Chris C. Behrens        Chase Venture      January 1,     Multex.com, Inc.         N/A         See Table II           I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin       Chase Venture      January 1,     Multex.com, Inc.         N/A         See Table II           I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Eric Green              Chase Venture      January 1,     Multex.com, Inc.         N/A          See Table             I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 100
-------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon       Chase Venture      January 1,     Multex.com, Inc.         N/A         See Table II           I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann       Chase Venture      January 1,     Multex.com, Inc.         N/A         See table ii           I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------


                                            Nature of Indirect      Disclaims
 Name and Address of      Designated       Beneficial Ownership     Pecuniary
  Reporting Person        Reporter(1)                               Interest



----------------------------------------------------------------------------------
John R. Baron           Chase Venture      See Explanatory             No
c/o Chase Capital          Capital         Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------
Mitchell J. Blutt       Chase Venture      See Explanatory             No
c/o Chase Capital          Capital         Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------
Chris C. Behrens        Chase Venture      See Explanatory             No
c/o Chase Capital          Capital         Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------
Arnold L. Chavkin       Chase Venture      See Explanatory             No
c/o Chase Capital          Capital         Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------
Eric Green              Chase Venture      See Explanatory             Yes
c/o Chase Capital          Capital         Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 100
----------------------------------------------------------------------------------
Michael R. Hannon       Chase Venture      See Explanatory             No
c/o Chase Capital          Capital         Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------
Donald J. Hofmann       Chase Venture      See Explanatory             No
c/o Chase Capital          Capital         Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray       Chase Venture      January 1,     Multex.com, Inc.         N/A         See Table II           I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor      Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
C/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------
Susan L. Segal          Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian     Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
-----------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker       Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh        Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
 12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------
Richard D. Waters       Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker        Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Stephen P. Murray       Chase Venture         See Explanatory             No
c/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------
John M.B. O'Connor      Chase Venture         See Explanatory            Nos
C/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------
Susan L. Segal          Chase Venture         See Explanatory            Yes
c/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------
Shahan D. Soghikian     Chase Venture         See Explanatory            No
c/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------
Jeffrey C. Walker       Chase Venture         See Explanatory            No
c/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------
Timothy J. Walsh        Chase Venture         See Explanatory            No
c/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
380 Madison Avenue
 12th Floor
New York, NY 10017
------------------------------------------------------------------------------------
Richard D. Waters       Chase Venture         See Explanatory            Yes
c/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------
Damion E. Wicker        Chase Venture         See Explanatory            No
c/o Chase Capital          Capital            Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
CCP European            Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
Principals, LLC            Capital            2000            ("MLTX")
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC     Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II             I
Corporation                Capital            2000            ("MLTX")
(f/k/a Chemical        Associates, LLC
Capital Corporation)
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan     Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
Corporation                Capital            2000            ("MLTX")
270 Park Avenue        Associates, LLC
35th Floor
New York, NY  10017
----------------------------------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II            I
Partners                   Capital            2000            ("MLTX")
380 Madison Avenue     Associates, LLC
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC   Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II             I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
CCP-CMC                 Chase Venture      January 1,     Multex.com, Inc.        N/A         See Table II             I
Consolidating, LLC         Capital            2000            ("MLTX")
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th  Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
CCP European            Chase Venture        See Explanatory            No
Principals, LLC            Capital           Note 2 below
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------
CCP Principals, LLC     Chase Venture        See Explanatory            No
c/o Chase Capital          Capital           Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------
Chase Capital           Chase Venture        See Explanatory            No
Corporation                Capital           Note 2 below
(f/k/a Chemical        Associates, LLC
Capital Corporation)
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------
The Chase Manhattan     Chase Venture        See Explanatory            No
Corporation                Capital           Note 3 below
270 Park Avenue        Associates, LLC
35th Floor
New York, NY  10017
-----------------------------------------------------------------------------------
Chase Capital           Chase Venture        See Explanatory            No
Partners                   Capital           Note 4 below
380 Madison Avenue     Associates, LLC
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------
CCP-SBIC Manager, LLC   Chase Venture        See Explanatory            No
c/o Chase Capital          Capital           Note 5 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------
CCP-CMC                 Chase Venture        See Explanatory            No
Consolidating, LLC         Capital           Note 6 below
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th  Floor
New York, NY 10017
-----------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
David L. Ferguson       Chase Venture      January 1,     Multex.com, Inc.        N/A        See Table II             I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture      January 1,     Multex.com, Inc.        N/A        See Table II             I
c/o Flatiron Partners      Capital            2000            ("MLTX")
257 Park Avenue        Associates, LLC
South 12th Floor
New York, NY 10010
----------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture      January 1,     Multex.com, Inc.        N/A        See Table II             I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann         Chase Venture      January 1,     Multex.com, Inc.        N/A        See Table II             I
c/o Chase Capital          Capital            2000            ("MLTX")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
David L. Ferguson       Chase Venture          See Explanatory             No
c/o Chase Capital          Capital             Note 7 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture          See Explanatory             No
c/o Flatiron Partners      Capital             Note 8 below
257 Park Avenue        Associates, LLC
South 12th Floor
New York, NY 10010
--------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture          See Explanatory             No
c/o Chase Capital          Capital             Note 9 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------
Jonas Steinmann         Chase Venture          See Explanatory             No
c/o Chase Capital          Capital             Note 10 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP--SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

4) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member of CVCA, LLC and (b) CCP-CMC Consolidating, LLC, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

6) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

7) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until June 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

8) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC. The reporting person is a director of the Issuer.

9) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.